PEABODY ENERGY
Peabody Plaza
701 Market Street
St. Louis, MO 63101-1826
314.342.3400

August 24, 2012

VIA E-MAIL

Richard A. Navarre

Dear Rick:

This will confirm our discussions of a limited consulting agreement (the “Agreement”) through the end of the year to Peabody Energy Corporation and its affiliates (individually or collectively, “Peabody”) following the expiration of the cooperation clause in Paragraph 9 of the Separation and General Release Agreement dated July 3, 2012 (the “Separation Agreement”).

1. You will act as a consultant to Peabody solely with respect to matters arising out of or relating to your previous employment with Peabody from August 30, 2012 through December 31, 2012. Notwithstanding the preceding sentence, either party may immediately terminate this Agreement in the event of a material breach of this Agreement or the Separation Agreement.

2. Your responsibilities under this Agreement will include, but are not necessarily limited to, working directly with Peabody’s internal and outside legal counsel regarding investigations, meetings or any other proceeding, but all such responsibilities will relate solely to matters arising out of or relating to your previous employment with Peabody. You agree to meet with Peabody and/or its counsel as reasonably requested.

3. In the event of any pending or threatened legal action against Peabody with respect to matters arising out of or relating to your previous employment with Peabody, you agree to promptly and diligently cooperate as requested in the investigation, preparation, prosecution, or defense of the case, including, but not limited to, meeting with and fully answering the questions of the Peabody or its or their attorneys, representatives or agents; preparing, reviewing and executing documents, including affidavits; and testifying and preparing to testify at any deposition, trial, or other proceeding without subpoena as requested by Peabody.

4. You will be paid $30,000 on each of September 30, October 31, November 30 and December 31. In exchange, you agree to perform the services set forth in Sections 2 and 3 above for up to six (6) days per calendar month. If you are required to perform such services for more than six (6) days in any given calendar month, Peabody will pay you an additional $4,000 per day for each such day of services performed.

5. Reasonable out-of-pocket expenses related to such services will be reimbursed by Peabody if Peabody’s written approval is obtained in advance.

6. This Agreement is intended to compensate you for your time away from other interests and pursuits. Nothing in this Agreement should be construed as creating an agency or employee relationship between you and Peabody.

7. You agree to keep any information received from Peabody pursuant to this Agreement confidential, and you agree not to divulge, disclose, or communicate to any a person, company or other entity, without the consent of Peabody, any confidential, non-public, proprietary, trade secret, or attorney-client privileged information.

This Agreement does not supersede or in any other way modify the Separation Agreement between the parties.

Very truly yours,

/s/ Michael C. Crews

Michael C. Crews

Agreed to by Richard A. Navarre:

/s/ Richard A. Navarre

August 27, 2012

cc: Alexander C. Schoch